EXHIBIT 10.15

ADVANCED MEDICAL OPTICS, INC.

2005 EXECUTIVE DEFERRED COMPENSATION PLAN

Effective January 1, 2005

ADVANCED MEDICAL OPTICS, INC.

2005 EXECUTIVE DEFERRED COMPENSATION

ADVANCED MEDICAL OPTICS, INC.

2005 EXECUTIVE DEFERRED COMPENSATION

ADVANCED MEDICAL OPTICS, INC.

2005 EXECUTIVE DEFERRED COMPENSATION

ADVANCED MEDICAL OPTICS, INC.

2005 EXECUTIVE DEFERRED COMPENSATION

ARTICLE I

INTRODUCTION

1.1 Plan Purpose. The purpose of the Advanced Medical Optics, Inc. 2005 Executive Deferred Compensation Plan (the “Plan”) is to provide deferred compensation benefits to selected executive and management employees of the Company as more fully provided herein. The benefits provided under this Plan are intended to be in addition to other employee benefit programs offered by the Company, including but not limited to tax-qualified employee benefit plans.

1.2 Effective Date of Plan. The Plan is hereby established effective as of January 1, 2005 by the Board of Directors of Advanced Medical Optics, Inc., a Delaware corporation (“AMO”) and applies to deferred compensation benefits subject to Section 409A of the Internal Revenue Code (the “Code”). It is intended that the Plan comply with Section 409A of the Code as enacted under the American Jobs Creation Act of 2004 and the provisions of the Plan are to be regarded as good faith compliance with the requirements of Section 409A of the Code and are to be construed in accordance with Section 409A of the Code and guidance issued thereunder. The Plan shall continue in effect until terminated by the Board.

1.3 Applicability of ERISA. The Plan is intended to be a “top-hat” plan — that is, an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA.

1.4 Predecessor Plan. Deferred compensation benefits that are not subject to Section 409A of the Code shall be provided solely under the Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (the “Predecessor Plan”) and shall continue to be governed under the terms of the Predecessor Plan.

ARTICLE II

DEFINITIONS

As used herein, the following definitions shall apply unless context clearly indicates to the contrary.

2.1 AMO 401(k) Plan. “AMO 401(k) Plan” means the Advanced Medical Optics 401(k) Plan, as amended from time to time.

2.2 Annual Deferral. “Annual Deferral” means the amount of Base Salary and/or Bonuses which the Participant elects to defer in each Deferral Period pursuant to Section 4.1 of the Plan.

2.3 Base Salary. “Base Salary” means the Participant’s annual basic rate of pay from the Company (excluding Bonuses, commissions, and other non-regular forms of compensation) before reductions for deferrals under this Plan, the AMO 401(k) Plan, or “cafeteria plan” under Section 125 of the Code.

2.4 Beneficiary. “Beneficiary” means the person or persons or entity designated as such in accordance with Article XVI of the Plan.

2.5 Board; Board of Directors. “Board” and “Board of Directors” each mean the Board of Directors of AMO. The Organization, Compensation and Corporate Governance Committee of the Board, or any successor thereto, shall exercise any and all rights, duties and obligations that are retained by or assigned to the Board under the Plan.

2.6 Bonuses. “Bonuses” means non-salary amounts earned by the Participant that are designated as bonuses or commissions. Bonuses shall be treated as earned in the Deferral Period designated by the Committee even though they may be paid in the subsequent Deferral Period in accordance with Company policy or practice.

2.7 Code. “Code” means the Internal Revenue Code of 1986, as amended.

2.8 Committee. “Committee” means the committee authorized to administer this Plan as set forth in Section 13.1 hereof.

2.9 Company. “Company” means Advanced Medical Optics, Inc., a Delaware corporation, and each Affiliated Company (as defined in the AMO 401(k) Plan) designated by the Board of Directors.

2.10 Credited Service. “Credited Service” means the amount of service of a Participant determined by the Committee based on the human resources records maintained by the Company. In the case of any Eligible Employee who was employed by the Company at any time prior to the Effective Date, for a period prior to the Effective Date, such Eligible Employee shall be credited with Credited Service under the Plan equal to the period (if any) of “Credited Service” (as defined in the Predecessor Plan) credited to such Eligible Employee under the Predecessor Plan.

2.11 Deferral Account. “Deferral Account” means the account maintained solely for record keeping purposes on behalf of each Participant to which amounts are credited pursuant to Section 5.1 of the Plan and earnings are credited at the Fund Rate pursuant to Section 5.2.

2.12 Deferral Election. “Deferral Election” means an election made by the Participant to defer Base Salary or Bonuses pursuant to Section 4.1 of the Plan.

2.13 Deferral Election Form. “Deferral Election Form” means the forms prescribed by the Committee pursuant to which a Participant agrees to defer Base Salary or Bonuses for a Deferral Period and elects the form and time at which benefits will be paid.

2.14 Deferral Period. “Deferral Period” means the Plan Year.

2.15 Disability. “Disability” means any medically determinable physical or mental impairment that constitutes a disability that qualifies for payment under the Company’s Long-Term Disability Plan.

2.16 Effective Date. “Effective Date” means January 1, 2005.

2.17 Eligible Employee. “Eligible Employee” means an employee of the Company who is a U.S. or Puerto Rico local or a U.S.–based or Puerto Rico–based expatriate that is either exempt grade 8E and above or is employed in another executive or management position as approved by the Committee. An employee shall be treated as an Eligible Employee only upon selection and notification in writing of such status by the Committee and only if (i) he or she is not classified or paid as an independent contractor (regardless of his or her classification for federal tax or other legal purposes) by the Company and (ii) he or she does not perform services for the Company pursuant to an agreement between the Company and any other person including a leasing organization. An employee shall cease to be an Eligible Employee if he or she is reclassified below exempt grade 8E or as an independent contractor or a leased employee by the Company, except that, upon reclassification below exempt grade 8E, any Deferral Election which has been made (and deferrals having commenced) may be completed.

2.18 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.19 Financial Hardship. “Financial Hardship” means a severe need for cash (which cannot be relieved through reimbursements or compensation by insurance or otherwise, or by liquidation of the Participant’s assets (to the extent such liquidation would not itself cause a severe financial hardship)) resulting from (i) an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Section 152(a) of the Code); (ii) loss of the Participant’s property due to casualty; (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant; or (iv) any other situation deemed a severe financial hardship by the Secretary of Treasury through the publication of revenue rulings, notices, and other documents of general applicability.

2.20 Fund Rate, “Fund Rate” means, with respect to any portion of a Deferral Account for which the Fund Rate is applicable, the rate of return based on the income, gains, losses and expenses of the insurance funds or other investment vehicles (collectively called “Fund Media”) selected by the Participant in accordance with Section 5.4.

2.21 In-Service Distribution. “In-Service Distribution” means a distribution elected by the Participant pursuant to Article X of the Plan.

2.22 Investment Election Form. “Investment Election Form” means the form prescribed by the Committee pursuant to which a Participant allocates his or her Annual Deferrals or Deferral Account among the Fund Media.

2.23 Key Employee. “Key Employee” means any employee of the Company who is a “key employee” as defined in Section 416(i) of the Code (generally, any officer having annual compensation greater than $130,000 (adjusted for inflation and limited to 50 employees), five percent owner, and one percent owner having annual compensation from the Company greater than $150,000). The term “Key Employee” shall not include any beneficiary of a Key Employee.

2.24 Open Enrollment Period. “Open Enrollment Period” means (i) the enrollment period, established by the Company, preceding each Plan Year during which an Eligible Employee may complete a Deferral Election Form and Investment Election Form for the next Plan Year, or (ii) the 30-day period (or such other shorter period as may be established by the Committee) following the date an employee of the Company becomes an Eligible Employee after the beginning of a Plan Year, e.g., newly hired or newly promoted to Eligible Employee status, during which the Eligible Employee may complete a Deferral Election Form and Investment Election Form for the remainder of the Plan Year.

2.25 Participant. “Participant” means any Eligible Employee who commences participation in this Plan as provided under Section 3.1 hereof.

2.26 Participation Agreement. “Participation Agreement” means the form prescribed by the Committee that an Eligible Employee must complete and submit in order to participate in the Plan.

2.27 Plan. “Plan” means this Advanced Medical Optics, Inc. 2005 Executive Deferred Compensation Plan effective as of the Effective Date hereof and as it may be amended from time to time.

2.28 Plan Year. “Plan Year” means the calendar year.

2.29 Predecessor Plan. “Predecessor Plan” means the Advanced Medical Optics, Inc. Executive Deferred Compensation Plan originally effective as of the date Allergan, Inc., a Delaware corporation (“Allergan”) distributed the shares of common stock, par value $0.01 per share, of AMO to the stockholders of Allergan.

2.30 Retirement Date. “Retirement Date” means the earlier of (i) the later of the Participant’s fifty-fifth (55th) birthday or completion of at least five (5) years of Credited Service; or (ii) the later of the last day of the calendar month in which the Participant’s sixty-fifth (65th) birthday occurs or completion of at least one (1) year of Credited Service.

2.31 Termination; Termination of Employment. “Termination” or “Termination of Employment” means the termination of a Participant’s employment with the Company for any reason whatsoever, whether voluntary or involuntary.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

3.1 Participation - Eligibility and Initial Period.

(a) Participation in this Plan is open only to Eligible Employees (as defined in Section 2.17) of the Company.

(b) Each Eligible Employee who was an Eligible Employee under the Predecessor Plan as of December 31, 2004 shall continue as an Eligible Employee under this Plan.

(c) Any other Eligible Employee, e.g., newly hired or promoted to Eligible Employee status on or after January 1, 2005, shall become a Participant as of the earlier of: (i) the first Deferral Period for which he or she submits a properly completed Participation Agreement, Deferral Election Form, and Investment Election Form during an Open Enrollment Period or (ii) the first Deferral Period in which he or she is credited with a “Profit Sharing Restoration Credit,” “Matching Contribution Restoration Credit,” or “Discretionary Credit” pursuant to Section 5.1. Upon notification of participation pursuant to clause (ii), an Eligible Employee shall submit a properly completed Participation Agreement and Investment Election Form during the enrollment period established by the Committee.

3.2 Participation - Subsequent Entry into Plan. An Eligible Employee who does not elect to become a Participant at the time of initial eligibility as set forth in Section 3.1(c) shall remain eligible to become a Participant subsequently as long as he or she continues his or her status as an Eligible Employee. In such event, the Eligible Employee may become a Participant as of the Plan Year for which he or she submits a properly completed Participation Agreement, Deferral Election Form, and Investment Election Form during the Open Enrollment Period for such Plan Year.

ARTICLE IV

DEFERRAL ELECTIONS

4.1 Deferral Election. For each Deferral Period, an Eligible Employee may make a Deferral Election on a voluntary basis by properly completing and submitting a Deferral Election Form and Investment Election Form during the Open Enrollment Period for the Deferral Period for which the Deferral Election is effective. A Participant shall not be obligated to make a Deferral Election in each Deferral Period, and (subject to the requirements set forth in Sections 4.2 and 4.3 below) a Participant may change the amount of each future Deferral Election. Once a Deferral Period commences for which a Deferral Election is made, such Deferral Election shall continue for the entire Deferral Period except that it shall terminate on Termination of Employment or as otherwise provided in Section 4.4 or Article XI.

4.2 Maximum Deferral Election. A Participant may elect in the Deferral Election Form to defer up to one hundred percent (100%) of Base Salary and/or one hundred percent

(100%) of Bonuses earned during the Deferral Period. Prior to each Deferral Period, the Committee, in its sole discretion, may replace or provide other Deferral Election options, including that (i) a Participant may elect to defer a specified dollar amount or a percentage of Bonuses earned during the Deferral Period but limited to the extent such Bonuses exceed a specified dollar amount or (ii) a Participant may elect to defer such amounts as such Participant otherwise would have deferred as “Before Tax Deposits” (as defined in the AMO 401(k) Plan) under the AMO 401(k) Plan, but which may not be deferred under the AMO 401(k) Plan as a result of the limitations imposed under Section 402(g) of the Code. Such Deferral Elections may be made as a Participant’s sole election, or in addition to another Deferral Election. A Deferral Election shall be automatically reduced or adjusted if the Committee determines that such action is necessary or appropriate to meet Federal, State or other applicable tax withholding obligations or to pay for benefits or other obligations arising from the Participant’s relationship with the Company.

4.3 Minimum Deferral Election.

(a) In order for a Deferral Election Form to be valid, the Participant must elect to defer at least five thousand dollars ($5,000) (or such other amount as may be designated by the Committee) in the Deferral Period from either Base Salary or Bonuses or a combination of Base Salary and Bonuses. Thus, Deferral Elections of Base Salary and Bonuses for the same Deferral Period shall be aggregated for the purpose of determining whether the Participant has elected at least the minimum Deferral Election.

(b) In determining whether the Participant has made the minimum Deferral Election, if the amount is stated in the form of a percentage of Base Salary or Bonuses, the adequacy of the deferral shall be based on the Base Salary and Bonuses earned by the Participant in the Plan Year immediately preceding the Deferral Period. The Committee may, in its sole discretion, permit Participants to elect to defer amounts in the form of a percentage based on anticipated Base Salary and Bonuses.

4.4 Termination of Deferral. If it is evident that a Participant has not or will not actually defer the minimum Deferral Election required by Section 4.3 (whether due to Termination of Employment or otherwise) for a Deferral Period, the Committee shall, to extent permitted under Section 409A of the Code, terminate the Deferral Election and distribute the portion of the Participant’s Deferral Account attributable to such Deferral Election in a single lump sum payment with investment earnings or interest credited to the last day of the month preceding distribution at the Fund Rate.

ARTICLE V

DEFERRAL ACCOUNTS

5.1 Deferral Accounts. Solely for record keeping purposes, a Deferral Account shall be maintained for each Participant. The Deferral Account shall be credited with the following:

(a) Annual Deferrals at the time such amounts would otherwise have been paid to the Participant;

(b) “Profit Sharing Restoration Credit(s)” equal to the excess, if any, of (i) the Participant’s “Profit Sharing Contribution” (as defined in the AMO 401(k) Plan) for such Plan Year under the AMO 401(k) Plan, determined as if the Participant’s “Compensation” (as defined in the AMO 401(k) Plan) had been calculated without deducting Annual Deferrals made under this Plan, and as if the “Profit Sharing Contribution” (as defined in the AMO 401(k) Plan) had been calculated without regard to the limitations imposed by Sections 401(a)(4), 401(a)(17) and 415 of the Code, over (ii) such Participant’s actual “Profit Sharing Contribution” (as defined in the AMO 401(k) Plan) for such Plan Year under the AMO 401(k) Plan;

(c) “Matching Contribution Restoration Credit(s)” equal to the excess, if any, of (i) the Participant’s “Matching Contributions” (as defined in the AMO 401(k) Plan) for such Plan Year under the AMO 401(k) Plan, determined based on such Participant’s “Matched Deposits” (as defined in the AMO 401(k) Plan), and as if the Participant’s “Compensation” (as defined in the AMO 401(k) Plan) had been calculated without deducting Annual Deferrals made under this Plan, and as if the “Matching Contributions” (as defined in the AMO 401(k) Plan) had been calculated without regard to the limitations imposed by Sections 401(a)(4), 401(k), 401(m) and 415 of the Code, over (ii) such Participant’s actual “Matching Contributions” (as defined in the AMO 401(k) Plan) for such Plan Year under the AMO 401(k) Plan; provided, however, that the Participant’s Deferral Account shall be credited with a “Matching Contribution Restoration Credit” only if he or she has contributed the maximum “Before Tax Deposits” (as defined in the AMO 401(k) Plan) permitted under the terms of the AMO 401(k) Plan for a Plan Year; and

(d) “Discretionary Credit(s)” in such amounts as the Committee may deem appropriate (but not to exceed two hundred thousand dollars ($200,000) for any Participant in any Plan Year), on such terms and subject to such further limits or conditions as the Board or Committee may prescribe.

The amounts (if any) to be credited to a Participant’s Deferral Account pursuant to paragraphs (b) and (c) above shall be credited after the end of the Plan Year to which such credits relate and after such Participant’s actual “Profit Sharing Contribution” and actual “Matching Contributions” (each as defined in the AMO 401(k) Plan) for such Plan Year under the AMO 401(k) Plan are determined, but not later than the end of the Plan Year following the Plan Year to which such credits relate.

5.2 Investment Earnings on Deferral Accounts. The Deferral Account of a Participant shall be credited with investment earnings at the Fund Rate as provided in Section 5.3.

5.3 Participant Investment Elections

(a) Any Deferral Election made by a Participant with respect to a Deferral Period beginning on or after the Effective Date shall be credited with investment earnings at the Fund Rate.

(b) The Participant may prospectively change the investment allocation to Fund Media on a monthly basis in whole or part by submitting an Investment Election Form or by using such electronic means and under such procedures as the Committee may permit.

5.4 Fund Media. The initial Fund Media under the Plan as of the Effective Date shall be as set forth on Appendix A, attached hereto. The Committee may add or delete Fund Media in its sole discretion from time to time. In the event of a deletion of a Fund Media, the Committee is not required to provide a new Fund Media option with similar investment objectives as those of the deleted Fund Media. For any amounts for which a deleted Fund Media had been selected, the Committee, in its sole discretion, may select an alternative Fund Media, either a fixed income Fund Media or an existing Fund Media that has similar investment objectives as the deleted Fund Media, to which to assign those amounts until the Participant selects otherwise. The Committee shall have no liability or responsibility with respect to the absolute or relative return of such alternative Fund Media to which it assigns such amounts. Participants must make an investment allocation to Fund Media in whole percentages equal to one hundred percent (100%), in the aggregate, of the amount invested in Deferral Accounts.

5.5 Statement of Accounts. The Committee shall provide to each Participant periodic statements setting forth the balance of the Deferral Account maintained for such Participant. Notwithstanding anything contained in such statements, the provisions of the Plan shall govern exclusively the actual rate of interest or investment earnings to be credited and paid.

ARTICLE VI

RETIREMENT BENEFITS

6.1 Entitlement to Retirement Benefits. Upon Termination of Employment on or after Retirement Date, the Company shall pay retirement benefits to the Participant equal to the balance of the Participant’s Deferral Account at the time and in the form as provided in Sections 6.2 and 6.3 below.

6.2 Time of Commencement. Payment of a retirement benefit shall commence or shall be made within sixty (60) days following the date of Termination of Employment unless the Participant elects in the Deferral Election Form to have payment of the retirement benefit commence or be made (i) on the first business day of January of the next following calendar year or (ii) on the first business day of January of a later year (not to exceed ten (10) years from the date of Termination of Employment or, if earlier, the year in which the Participant attains age seventy (70)). Notwithstanding the foregoing, (i) payment of the retirement benefit may be delayed (but not more than thirty (30) days) for reasons of administrative convenience, including, without limitation, in order to complete any necessary valuation or accounting with respect to the Deferral Account of the Participant and (ii) in the case of a Participant who is a Key Employee, payment of the retirement benefit shall commence no earlier than (A) six (6) months after the Participant’s Termination of Employment or (B) the death of the Participant whichever occurs first.

6.3 Form of Retirement Benefits. A retirement benefit shall be paid in sixty (60) quarterly installments unless the Participant elects in the Deferral Election Form to have the retirement benefit paid in either a single lump sum or in twenty (20) or forty (40) quarterly installments. Notwithstanding the foregoing, retirement benefits shall be paid in a single lump sum if the balance of the Participant’s Deferral Account at the time of distribution is fifty thousand dollars ($50,000) or less.

6.4 Change in Time and/or Form of Payment. A Participant may change the time and/or form of payment to any other time and/or form of payment permitted under Sections 6.2 and 6.3 above, subject to the following:

(a) a change in the time and/or form of payment shall not take effect for at least 12 months after the change is made;

(b) the new payment date or first scheduled payment date shall be at least five (5) years later than the prior payment date; and

(c) the change in the time and/or form of payment shall not take effect if it results in the acceleration of the time and schedule of payment (e.g., a reduction in the number of installments or a change from installments to lump sum without a corresponding change to a previously elected commencement date) except to extent permitted by the Secretary of Treasury through the publication of regulations, revenue rulings, notices, and other documents of general applicability.

Notwithstanding the foregoing, in no event shall a Participant be permitted to change the time and/or form of payment in a manner that violates Section 409A of the Code.

ARTICLE VII

TERMINATION BENEFITS

7.1 Entitlement to Termination Benefits. Upon Termination of Employment prior to Retirement Date, the Company shall pay termination benefits to the Participant equal to the balance of the Participant’s Deferral Account at the time and in the form provided in Sections 7.2 and 7.3 below.

7.2 Time of Commencement. Payment of a termination benefit shall commence or shall be made within sixty (60) days following the date of Termination of Employment unless the Participant elects in the Deferral Election Form to have payment of the termination benefit made in a single lump sum on the first business day of January of the next following calendar year. Notwithstanding the foregoing, (i) payment of termination benefits may be delayed (but not more than thirty (30) days) for reasons of administrative convenience, including, without limitation, in order to complete any necessary valuation or accounting with respect to the Deferral Account of the Participant and (ii) in the case of a Participant who is a Key Employee, payment of termination benefits shall commence no earlier than (A) six (6) months after the Participant’s Termination of Employment or (B) the death of the Participant whichever occurs first.

7.3 Form of Termination Benefits. A termination benefit shall be paid in a single lump sum unless the Participant elects in the Deferral Election Form to have the termination benefit paid in five (5) annual installments. Notwithstanding the foregoing, termination benefits shall be paid in a single lump sum if (i) the balance of the Participant’s Deferral Account at the time of distribution is fifty thousand dollars ($50,000) or less or (ii) to the extent permitted under Section 409A of the Code, the Participant has less than five (5) years of Credited Service at the time of Termination of Employment.

7.4 Change in Time and/or Form of Payment. All elections, including default elections, as to time and form of payment made pursuant to Sections 7.2 and 7.3 shall be irrevocable.

ARTICLE VIII

DEATH BENEFITS

8.1 Death of Employee Prior to Retirement Date. If a Participant dies prior to Termination of Employment and before reaching Retirement Date (i) the balance of the Participant’s Deferral Election for the Deferral Period, if any, will be credited to his or her Deferral Account and (ii) the Participant’s Beneficiary will receive death benefits equal to the value of the balance of the Participant’s Deferral Account within sixty (60) days following the date of the Participant’s death in a single lump sum unless the Participant elects in the Deferral Election Form to have the death benefit paid in twenty (20) or forty (40) quarterly installments. Notwithstanding the foregoing, (i) death benefits shall be paid in a single lump sum if the balance of the Participant’s Deferral Account at the time of death is fifty thousand dollars ($50,000) or less and (ii) payment of death benefits may be delayed (but not more than thirty (30) days) for reasons of administrative convenience, including, without limitation, in order to complete any necessary valuation or accounting with respect to the Deferral Account of the Participant. An election made pursuant to this Section 8.1, including the default election described herein, as to the form of payment shall be irrevocable.

8.2 Death of Employee On or After Retirement Date. If a Participant dies prior to Termination of Employment and on or after reaching Retirement Date (i) the balance of the Participant’s Deferral Election for the Deferral Period, if any, will be credited to his or her Deferral Account and (ii) the Participant’s Beneficiary will receive death benefits equal to the balance of the Participant’s Deferral Account within sixty (60) days following the date of the Participant’s death in the form elected by the Participant for a retirement benefit or, if applicable, in the form of a single lump sum if the balance of the Participant’s Deferral Account at the time of death is fifty thousand dollars ($50,000) or less. A Participant may change the form of payment of a death benefit by changing the form of payment elected for his or her retirement benefit to the extent permitted under Section 6.4 and Section 409A of the Code. A Participant shall not be permitted to change the time of payment of death benefits set forth in this Section 8.2.

8.3 Death After Termination of Employment. If a Participant dies after Termination of Employment, the Participant’s Beneficiary will receive payment of the Participant’s Deferral Account (or remaining unpaid portion if distributions have already begun) in the same manner and in all respects as the Participant was entitled to receive (if the Participant continued to live) pursuant to the terms of Article VI (Retirement Benefits) or Article VII (Termination Benefits) whichever is applicable.

8.4 Investments After Death. Notwithstanding Sections 8.1 through 8.3, the Committee shall transfer the remaining unpaid portions of a deceased Participant’s Deferral Account into one of the Fund Media which is a fixed income investment at the time which is six (6) months from the death of the Participant unless the Committee receives other investment directions from a duly appointed representative or executor of the deceased Participant. The Committee shall have no liability or responsibility with respect to the absolute or relative return of such Fund Media during the period commencing on the date that the amount is so invested and ending on the date of payment of all amounts on deposit in the Participant’s Deferral Account to the Participant’s Beneficiary.

ARTICLE IX

DISABILITY

9.1 Continuation of Participation. If a Participant suffers a Disability, the Participant shall be deemed not to incur a Termination of Employment if, and only as long as, he or she continues on the payroll of the Company for Base Salary or Bonuses. In such event, the Participant may continue participation in the Plan on the same basis as other Participants, provided that payments to the Participant made under programs of the Company for Short-Term Disability, Long-Term Disability, or sick pay may not be treated as Base Salary or Bonuses for purposes of a Deferral Election.

9.2 Availability of Financial Hardship Withdrawals. Consistent with Section 9.1, in determining the availability of a withdrawal on account of Financial Hardship, a Participant who suffers a Disability shall not be deemed to incur a Termination of Employment until the time that he or she ceases to receive Base Salary or Bonuses on the payroll of the Company.

ARTICLE X

IN-SERVICE DISTRIBUTIONS

10.1 Election to Take In-Service Distributions. A Participant may elect in each Deferral Election Form, for that particular Deferral Election, to receive in the future an In-Service Distribution from his or her Deferral Account.

10.2 Amount of In-Service Distribution. An In-Service Distribution shall be equal to one hundred percent (100%) of the Annual Deferral elected for that particular Deferral Election and shall include any vested company restoration or discretionary credits described in Section 5.1 for that Deferral Period and any investment earnings thereon credited at the Fund

Rate. Notwithstanding the election under this Article, if benefit payments with respect to a Deferral Election are otherwise made at a time earlier than elected under an In-Service Distribution, for example, due to a distribution on account of Termination of Employment or a withdrawal on account of Financial Hardship, the In-Service Distribution shall be superseded by such earlier distribution event and shall be reduced or eliminated to such extent.

10.3 Time of Commencement. Payment of an In-Service Distribution may commence or may be made at any time following the second (2nd) year following the first business day of the Deferral Period to which the In-Service Distribution relates as elected by the Participant on his or her Deferral Election Form.

10.4 Form of In-Service Distribution. An In-Service Distribution shall be paid in a single lump sum or in two (2), three (3) or four (4) annual installments as elected by the Participant on his or her Deferral Election Form. Notwithstanding the foregoing, an In-Service Distribution shall be paid in a single lump sum if the In-Service Distribution constitutes the entire balance of Participant’s Deferral Account and the balance of the Participant’s Deferral Account at the time of the In-Service Distribution is fifty thousand dollars ($50,000) or less. An election as to the form of payment made pursuant to this Section 10.4 shall be irrevocable.

10.5 Postponement of In-Service Distribution. A Participant may postpone an In-Service Distribution subject to the following:

(a) no more than two (2) postponements shall be permitted;

(b) an election to postpone shall not take effect for at least 12 months after the election is made;

(c) the postponed payment date or first scheduled payment date of the In-Service Distribution shall be at least five (5) years later than the prior payment date; and

(d) the election to postpone shall not take effect unless the election is made at least 12 months prior to the date of the first scheduled payment.

Notwithstanding the foregoing, a Participant shall not be permitted to postpone an In-Service Distribution in a manner that violates Section 409A of the Code nor shall a Participant be permitted to change the form of payment of an In-Service Distribution.

ARTICLE XI

FINANCIAL HARDSHIP WITHDRAWALS

A Participant may request a withdrawal or withdrawals on account of Financial Hardship (as defined in Section 2.19). In such event, the Committee shall determine in its sole discretion whether a Financial Hardship exists. The Committee shall also determine the amount of the permitted withdrawal, which shall not exceed the amount necessary to address the Financial Hardship plus taxes reasonably anticipated as a result of the distribution after taking into account the extent to which the Financial Hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). In the event a withdrawal on account of Financial Hardship is granted, the Participant’s current Deferral Election, if any, shall be terminated and the Participant shall not be permitted to make a Deferral Election until the next Deferral Period or such later time as may be determined by the Secretary of Treasury.

ARTICLE XII

ADDITIONAL BENEFIT PAYMENT RULES

12.1 Constructive Receipt. The Committee may change any election or option available under the Plan, or the form or timing of any benefit payment, if the Committee determines, based on the advice of counsel or other consultants to the Company, that such a change is necessary or advisable in order to avoid or limit the risk of adverse tax consequences to Participants or Beneficiaries under Section 409A of the Code or based on application of the doctrine of “constructive receipt” or a similar Federal or State tax principle.

12.2 Postponement of Payment. To the extent permitted under Section 409A of the Code, if a distribution of all or part of a Deferral Account would not be deductible to the Company because of the restrictions imposed by Section 162(m) of the Code (or any successor provision), such distribution shall be postponed (to the extent necessary) to the first business day of the first Plan Year in which the limitation on deductibility would not apply. Any postponed distribution under this Section 12.2 shall be credited with interest or investment earnings at the Fund Rate otherwise applicable to the Deferral Account at the time when the distribution was originally scheduled for payment.

12.3 Commencement Date and Investment Crediting for Benefit Payments. Unless the Plan specifically provides otherwise, benefit payments (whether a single lump sum payment or installments) shall commence to a Participant or Beneficiary no later than sixty (60) days from the date of the event, e.g., Termination of Employment or Financial Hardship, that gives rise to such payments. Installment payments shall be made on the same day of each quarter or year (depending on whether quarterly or annual installments apply) following the initial payment. Investment earnings shall be credited to the date that the Committee selects in its sole discretion for valuation for distribution purposes and the Committee shall make appropriate adjustments to reflect investment earnings where benefit payments are to be paid in installments.

ARTICLE XIII

ADMINISTRATION OF THE PLAN

13.1 Administration by Committee. This Plan shall be administered by the Corporate Benefits Committee of AMO (the “Committee”) which shall exercise such powers and have such duties in administering the Plan as are hereinafter set forth. If a member of the Committee is also a Participant in this Plan, any action taken by the Committee solely with respect to the particular interest in this Plan of a Committee member shall be taken by the remaining members of the Committee.

13.2 Committee Authority; Rules and Regulations. The Committee shall have discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of the Plan, (ii) decide or resolve any and all questions, including interpretations of the Plan, as may arise in connection with the Plan, and (iii) take or approve all such other actions relating to the Plan (other than amending or terminating the Plan or making a final determination concerning an application for Plan benefits as set forth in Section 13.6 hereof); provided, however, that the Board may, by written notice to the Committee, withdraw all or any part of the Committee’s authority at any time, in which case such withdrawn authority shall immediately revest in the Board. Subject to Section 13.6 hereof, the decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

13.3 Appointment of Agents. In the administration of the Plan, the Board or the Committee may from time to time employ agents (which may include officers and employees of the Company) and delegate to them such administrative duties as the Board or the Committee see fit and may from time to time consult with counsel who may be counsel to the Company.

13.4 Application for Benefits. The Committee may require any person claiming benefits under the Plan to submit an application therefor, together with such documents and information as the Committee may require. In the case of any person suffering from a disability or other condition which prevents such person from making personal application for benefits, the Committee may, in its discretion, permit application to be made by another person acting on his or her behalf. Notwithstanding the foregoing, if the Committee shall have all information necessary to determine the amount and form of Plan benefits payable to a Participant or Beneficiary who is entitled to benefit payments under this Plan (including, to the extent applicable and without limiting the generality of the foregoing, the name, age, sex and proper mailing address of all parties entitled to benefit payments), then the failure of a Participant or Beneficiary to file an application for benefits shall not cause the Committee to defer the commencement of benefit payments beyond the benefit commencement date required under this Plan.

13.5 Action on Application. The Committee or a claims official designated by the Committee shall review an application for benefits in accordance with the procedures established by the Committee subject to the following administrative procedures set forth in this Section.

(a) The Committee or a claims official designated by the Committee shall furnish the Participant, Beneficiary, or in either case, his or her authorized representative (the “Claimant”) with written or electronic notice of the decision rendered with respect to an application for benefits within 90 days following its receipt and all necessary documents and information by the Committee or a claims official designated by the Committee unless special circumstances require an extension of time for processing the application. In the event an extension is necessary, written or electronic notice of the extension shall be furnished to the Claimant prior to the expiration of the initial 90-day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a decision is expected to be rendered. In no event shall the period of the extension exceed 90 days from the end of the initial 90-day period.

(b) In the case of a denial of the Claimant’s claim in whole or in part, the written or electronic notice of such denial shall set forth (i) the specific reasons for the denial, (ii) references to the Plan provisions upon which the denial is based, (iii) a description of any additional information or material necessary for perfection of the claim (together with an explanation why such material or information is necessary), (iv) an explanation of the Plan’s appeals procedures, and (v) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA if his or her claim is denied upon appeal.

(c) In the case of a denial of a claim, a Claimant who wishes to appeal the decision shall follow the administrative procedures for an appeal as set forth in Section 13.6 below.

13.6 Appeals Procedures. A Claimant who wishes to appeal the denial of his or her claim for benefits shall follow the administrative procedures for an appeal as set forth in this Section and shall exhaust such administrative procedures prior to seeking any other form of relief. Appeals shall be reviewed by the Committee in accordance with the procedures established by the Committee subject to the following administrative procedures set forth in this Section.

(a) In order to appeal a decision rendered with respect to his or her claim for benefits, a Claimant must file an appeal with the Committee in writing within 60 days following his or her receipt of the notice of denial with respect to the claim.

(b) The Claimant’s appeal may include written comments, documents, records and other information relating to his or her claim. The Claimant may review all pertinent documents and, upon request, shall have reasonable access to or be provided free of charge, copies of all documents, records, and other information relevant to his or her claim.

(c) The Committee shall provide a full and fair review of the appeal and shall take into account all claim related comments, documents, records, and other information submitted by the Claimant without regard to whether such information was submitted or considered under the initial determination or review of the initial determination.

(d) The Committee shall furnish the Claimant with written or electronic notice of the decision rendered with respect to an appeal within 60 days following receipt of the appeal and all necessary documents and information by the Committee unless the Committee determines that special circumstances require an extension of time for processing the appeal. In the event an extension is necessary, written or electronic notice of the extension shall be furnished to the Claimant prior to the expiration of the initial

60-day period. The notice shall indicate the special circumstances requiring an extension of time and the date by which a final decision is expected to be rendered. In no event shall the period of the extension exceed 60 days from the end of the initial 60-day period.

(e) In the case of a denial of an appeal, the written or electronic notice of such denial shall set forth (i) the specific reasons for the denial, (ii) references to the Plan provisions upon which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relating to his or her claim for benefits, and (iv) a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.

ARTICLE XIV

CHANGE IN CONTROL

14.1 Effect of a Change in Control. Notwithstanding any other provision of the Plan, in the event that a Change in Control (as defined in Section 14.2) occurs on or after the Effective Date hereof, the Company may not amend or terminate the Plan in any manner in order to (a) change downward the method of determining the Fund Rate of any Fund Media to be credited to the Deferral Accounts of Participants thereafter without the written consent of such Participants, or (b) modify or eliminate any distribution method, selection of Fund Media, option or election (including all such methods, options and elections set forth in Articles V through XII of the Plan) available to Participants with respect to Deferral Accounts and Deferral Elections that exist on the date such Change in Control occurs.

14.2 Change in Control. As used in this Plan, “Change in Control” shall mean the following and shall be deemed to occur if any of the following events occur:

(a) Any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Person”), is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act (a “Beneficial Owner”), directly or indirectly, of securities of AMO representing (i) twenty percent (20%) or more of the combined voting power of AMO’s then outstanding voting securities, which acquisition is not approved in advance of the acquisition or within thirty (30) days after the acquisition by a majority of the Incumbent Board (as hereinafter defined) or (ii) thirty-three percent (33%) or more of the combined voting power of AMO’s then outstanding voting securities, without regard to whether such acquisition is approved by the Incumbent Board;

(b) Individuals who, as of the Effective Date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the Effective Date hereof whose election, or nomination for election by AMO’s stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of AMO, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Plan, be considered as though such person were a member of the Incumbent Board of AMO;

(c) The consummation of a merger, consolidation or reorganization involving AMO, other than one which satisfies both of the following conditions:

(i) a merger, consolidation or reorganization which would result in the voting securities of AMO outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) at least fifty-five percent (55%) of the combined voting power of the voting securities of AMO or such other entity resulting from the merger, consolidation or reorganization (the “Surviving Corporation”) outstanding immediately after such merger, consolidation or reorganization and being held in substantially the same proportion as the ownership in AMO’s voting securities immediately before such merger, consolidation or reorganization, and

(ii) a merger, consolidation or reorganization in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of AMO representing twenty percent (20%) or more of the combined voting power of AMO’s then outstanding voting securities; or

(d) The stockholders of AMO approve a plan of complete liquidation of AMO or an agreement for the sale or other disposition by AMO of all or substantially all of AMO’s assets.

Notwithstanding the preceding provisions of this Section 14.2, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 14.2 is (i) an underwriter or underwriting syndicate that has acquired the ownership of any of AMO’s then outstanding voting securities solely in connection with a public offering of AMO’s securities, (ii) AMO or any subsidiary of AMO or (iii) an employee stock ownership plan or other employee benefit plan maintained by AMO (or any of its affiliated companies) that is qualified under the provisions of the Code. In addition, notwithstanding the preceding provisions of this Section 14.2, a Change in Control shall not be deemed to have occurred if the Person described in the preceding provisions of this Section 14.2 becomes a Beneficial Owner of more than the permitted amount of outstanding securities as a result of the acquisition of voting securities by AMO which, by reducing the number of voting securities outstanding, increases the proportional number of shares beneficially owned by such Person, provided, that if a Change in Control would occur but for the operation of this sentence and such Person becomes the Beneficial Owner of any additional voting securities (other than through the exercise of options granted under any stock option plan of the Company or through a stock dividend or stock split), then a Change in Control shall occur. Finally, notwithstanding the preceding provisions of this Section 14.2, a Change in Control shall not be deemed to have occurred as a result of the Distribution.

ARTICLE XV

TRUST AND INSURANCE CONTRACTS

15.1 Trust Information. The Trust Agreement for Advanced Medical Optics, Inc. Executive Deferred Compensation Plan (the “Trust” or “Trust Agreement”) previously established by the Company and First American Trust, FSB (the “Trustee”) for the purpose of carrying out the provisions of the Predecessor Plan shall continue for the purposes of carrying out the provisions of this Plan and is made a part hereof. The Trust shall continue to be a grantor trust within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Code.

15.2 Funding of Trust. All amounts of Base Salary or Bonuses that are subject to Deferral Elections by Participants under this Plan shall be contributed by the Company to the Trust (or directly to insurance contracts or other investment vehicles to be held by the Trustee as part of the Trust’s assets) at or about the same time as such amounts are credited to the Deferral Accounts of Participants. All amounts of Profit Sharing Restoration Credits shall be contributed by the Company to the Trust (or directly to insurance contracts or other investment vehicles to be held by the Trustee as part of the Trust’s assets) no later than ninety (90) days after all “Profit Sharing Contributions” (as defined in the AMO 401(k) Plan), if any, under the AMO 401(k) Plan are made. All amounts of Matching Contribution Restoration Credits shall be contributed by the Company to the Trust (or directly to insurance contracts or other investment vehicles to be held by the Trustee as part of the Trust’s assets) no later than ninety (90) days after all “Matching Contributions” (as defined in the AMO 401(k) Plan, and including additional “Matching Contributions” under Section 5.3(b) of the AMO 401(k) Plan), if any, under the AMO 401(k) Plan are made. All amounts of a Discretionary Credit shall be contributed by the Company to the Trust (or directly to insurance contracts or other investment vehicles to be held by the Trustee as part of the Trust’s assets) no later than ninety (90) days after the determination of such Discretionary Credit.

15.3 Investment in Insurance Contracts. The Committee shall direct the Trustee to invest the majority or all of the assets of the Trust in life insurance contracts, to be selected by the Committee, on the lives of Participants. In order for a Participant’s Participation Agreement to be effective, the Committee may require that each Participant cooperate in signing an insurance application, submit to medical examination, and provide any relevant information to third parties, including the insurance company(ies) or outside consultants. Such information shall be held in confidence by those who receive it and such information shall not be provided to the Committee or the Company. Participation shall not be denied to an Eligible Employee because he or she is not insurable or must be rated in order for insurance to be issued. Notwithstanding any other provision in this Plan, if insurance is denied or discontinued because a Participant fails to disclose (or makes a material misrepresentation of) medical or other information, or if the Participant commits suicide during the first two (2) years of participation in the Plan, any amounts which are deferred by the Participant under a Deferral Election shall be repaid to the Participant with investment earnings credited at the Fund Rate, and no other benefits shall be due to the Participant.

15.4 Investment in Fund Media. With respect to assets of the Trust attributable to Deferral Elections where the Fund Rate applies, the Committee may provide, in its sole discretion, methods by electronic means or otherwise for Participants (or the Committee where the Plan so provides) to make or change investment decisions consistent with the terms of the Plan.

ARTICLE XVI

MISCELLANEOUS PROVISIONS

16.1 Designation of Beneficiary.

(a) A Participant shall be entitled to designate one or more individuals or entities, in any combination, as his or her “Beneficiary” or “Beneficiaries” to receive any Plan payments to which such Participant is entitled as of, or by reason of, his or her death. Any such designation may be made or changed at any time prior to the Participant’s death by written notice filed with the Committee, with such written notice to be in such form and contain such information as the Committee may from time to time determine. In the event that either (i) a Beneficiary designation is not on file at the date of a Participant’s death, (ii) no Beneficiary survives the Participant, or (iii) no Beneficiary is living at the time any payment becomes payable under this Plan, then, for purposes of making any further payment of any unpaid benefits under this Plan, such Participant’s Beneficiary or Beneficiaries shall be deemed to be the estate of the Participant.

(b) With respect to a Participant who is a Participant in the Predecessor Plan, the “Beneficiary” or “Beneficiaries” (as defined in the Predecessor Plan), if any, designated by such Participant under the Predecessor Plan, as determined immediately prior to the Effective Date, shall be the Beneficiary or Beneficiaries of such Participant, unless such Participant revokes such designation on or after the Effective Date.

16.2 Payments During Incapacity. In the event a Participant (or Beneficiary) is under mental or physical incapacity at the time of any payment to be made to such Participant (or Beneficiary) pursuant to this Plan, any such payment may be made to the conservator or other legally appointed personal representative having authority over and responsibility for the person or estate of such Participant (or Beneficiary), as the case may be, and for purposes of such payment references in this Plan to the Participant (or Beneficiary) shall mean and refer to such conservator or other personal representative, whichever is applicable. In the absence or any lawfully appointed conservator or other personal representative of the person or estate of the Participant (or Beneficiary), any such payment may be made to any person or institution that has apparent responsibility for the person and/or estate or the Participant (or Beneficiary) as determined by the Committee. Any payment made in accordance with the provisions of this Section 16.2 to a person or institution other than the Participant (or Beneficiary) shall be deemed for all purposes of this Plan as the equivalent of a payment to such Participant (or Beneficiary), and the Company shall have no further obligation or responsibility with respect to such payment.

16.3 Prohibition Against Assignment. Except as otherwise expressly provided in Sections 16.1 and 16.2 hereof, the rights, interests and benefits of a Participant under this Plan (a) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by such Participant or any Beneficiary, executor, administrator, heir, distributee or other person claiming under such Participant, and (b) shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section 16.3 shall be null and void and without effect.

16.4 Binding Effect. The provisions of this Plan shall be binding upon the Company, the Participants and any successor-in-interest to the Company or to any Participant.

16.5 No Transfer of Interest. Other than as provided in Article XV and in the Trust Agreement, benefits under this Plan shall be payable solely from the general assets of the Company and no person shall be entitled to look to any source for payment of such benefits other than the general assets of the Company. The Company shall have and possess all title to, and beneficial interest in, any and all funds or reserves maintained or held by the Company on account of any obligation to pay benefits as required under this Plan, whether or not earmarked by the Company as a fund or reserve for such purpose; any such funds or reserves shall be subject to the claims of the creditors of the Company, and the provisions of this Plan are not intended to create, and shall not be interpreted as vesting, in any Participant, Beneficiary or other person, any right to or beneficial interest in any such funds or reserves.

16.6 Amendment or Termination of the Plan. The Company, by action of its Board of Directors, may amend this Plan from time to time in any respect that it deems appropriate or desirable, and may terminate this Plan at any time; provided, however, that any such Plan amendment or Plan termination shall not, without a Participant’s written consent, be given effect with respect to such Participant to the extent such Plan amendment or Plan termination operates to reduce or eliminate (except to the extent that amounts are distributed under the Plan) such Participant’s Deferral Account as of the date of such amendment or termination. In addition, if the Board amends the Plan so as to make a change in the formula for determining the Fund Rate of any Fund Media to be credited under the Plan, such amendment shall not become effective until thirty (30) days advance written notice is given to Participants.

16.7 No Right to Employment. This Plan is voluntary on the part of the Company, and the Plan shall not be deemed to constitute an employment contract between the Company and any Participant, nor shall the adoption or existence of the Plan or any provision contained in the Plan be deemed to be a required condition of the employment of any Participant. Nothing contained in this Plan shall be deemed to give any Participant the right to continued employment with the Company, and the Company may terminate the employment of any Participant at any time, in which case the Participant’s rights arising under this Plan shall be only those expressly provided under the terms of this Plan.

16.8 Notices. All notices, requests, or other communications (hereinafter collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Plan shall be in writing and may be personally delivered, or may be deposited in the United States mail, postage prepaid and addressed as follows:

To the Company	Advanced Medical Optics, Inc.
or the Committee at:	1700 E. St. Andrew Place
P. O. Box 25162
Santa Ana, California 92799-5162
cc: General Counsel

To Participant at:	The Participant’s residential mailing address as reflected in the Company’s employment records

A Notice which is delivered personally shall be deemed given as of the date of personal delivery, and a Notice mailed as provided herein shall be deemed given on the second business day following the date so mailed. Any Participant may change his or her address for purposes of Notices hereunder pursuant to a Notice to the Committee, given as provided herein, advising the Committee of such change. The Company and/or the Committee may at any time change its address for purposes of Notices hereunder pursuant to a Notice to all Participants, given as provided herein, advising the Participants of such change.

16.9 Governing Law. This Plan shall be governed by, interpreted under, and construed and enforced in accordance with ERISA and, to the extent applicable, the internal laws (and not the laws pertaining to conflicts or choice of laws), of the State of California applicable to agreements made and to be performed wholly within the State of California.

16.10 Titles and Headings; Gender of Terms. Article and Section headings herein are for reference purposes only and shall not be deemed to be part of the substance of this Plan or in any way to enlarge or limit the meaning or interpretation of any provision in this Plan. Use in this Plan of the masculine, feminine or neuter gender shall be deemed to include each of the omitted genders if the context so requires.

16.11 Severability. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

16.12 Tax Effect of Plan. The Company does not warrant any tax benefit nor any financial benefit under the Plan. Without limiting the foregoing, directors, officers, and employees of the Company (other than in their capacity as Participants) shall be held harmless by the Company from, and shall not be subject to any liability on account of, any Federal or State tax consequences or any consequences under ERISA of any determination as to the amount of Plan benefits to be paid, the method by which Plan benefits are paid, the persons to whom Plan benefits are paid, or the commencement or termination of the payment of Plan benefits.

IN WITNESS WHEREOF, the Company has caused this Plan to be executed by its duly authorized officer effective as of the Effective Date hereof.

ADVANCED MEDICAL OPTICS, INC.,
a Delaware corporation

By:	/s/ AIMEE S. WEISNER
Aimee Weisner
Corporate Vice President, General Counsel, and Secretary

APPENDIX A

Fund Media

The following are designated as the initial Fund Media as of the Effective Date subject to addition or deletion as set forth in Section 5.4 of the Plan:

Scudder VIT EAFE Equity Index Fund

Capital Appreciation Fund (Subadvisor: Janus)

Putnam VT Small Cap Value Fund – Class 1B

Equity Income Portfolio (Fidelity)

Equity Index Portfolio

Fidelity VIP II Asset Manager Portfolio

PIMCO Total Return – Administration Class

Travelers Money Market Portfolio

This Appendix A shall be changed automatically to reflect the current Fund Media when the Committee adds or deletes Fund Media in accordance with Section 5.4 of the Plan.

A-1